UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2011

Bioanalytical Systems, Inc.
(Exact name of registrant as specified in charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2011, John B. Landis, Ph.D. resigned from his position on the board of directors of Bioanalytical Systems, Inc. (the “Company”).  Dr. Landis was elected as a director in November, 2009 and as Chairman of the Board of Directors in February, 2010.  At the time of Dr. Landis's resignation, he was serving as the Chairman of the Board of Directors and was a member of the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors.

This disclosure is made pursuant to Item 5.02(a) of Form 8-K regarding resignation of directors in disagreement with the Company.  Dr. Landis resigned based, at least in part, on his disagreement with the Company's approach to the evaluation of potential acquisition candidates and the process followed by management and other directors in investigating and pursuing such acquisitions.  As a result of conversations with the independent directors of the Company in which he received assurances that his concerns regarding these matters would be addressed, Dr. Landis agreed to rescind his resignation and was reelected to the Board of Directors on July 29, 2011.  Dr. Landis was also reelected as Chairman of the Board of Directors and as a member of the Compensation Committee.

The Company has provided Dr. Landis with a copy of the disclosures contained in this Form 8-K no later than the date on which this report is being filed with the Securities and Exchange Commission. The Company has also provided Dr. Landis with the opportunity to furnish the Company with a letter stating whether he agrees or disagrees with the statements made in this report and, if he disagrees, the respects in which he disagrees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Dated: July 29, 2011	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President-Finance and Administration, Chief Financial Officer and Treasurer